Exhibit 99.1

Ameritek Ventures Secures Access to More Than $1 Million in Funding Towards Executing Its Strategic Business Plan

LAS VEGAS, NV, April 17, 2018 (GLOBE NEWSWIRE) -- Ameritek Ventures (OTC: ATVK) (“the Company”), today announced that it has secured access to $1,050,000 in funding through a private lender. These funds are available over a 12-month period, in multiple tranches.

Ameritek is also in advanced negotiations towards securing permanent funding that will enable the execution of its strategic plan, including the assembly of a manufacturing, research and technology center in Roanoke, VA. The Company has completed concept design work and anticipates beginning equipment fabrication and assembly in the third quarter of 2018. Management anticipates launching the production of optical fiber preforms in early 2019.

“We are pleased to have secured access to this funding, as it represents a key step towards completing a permanent financing transaction that will enable Ameritek to advance its manufacturing and commercial objectives," stated Clinton Stokes III, Ameritek’s Chief Executive Officer. "As part of our ongoing negotiations, we see an opportunity to establish licensing agreements across multiple global jurisdictions that would provide capital from licensing fees that would fast-track the build-out and expand the manufacturing capacity in our Virginia facility. This would enable Ameritek to meet robust market demand for high-quality fiber optic preforms to the global telecommunications industry.”

About Ameritek Ventures

Ameritek Ventures is a manufacturer of proprietary machinery that is used to produce optical fiber preforms. These preforms are then used to produce commercial grade optical fiber. Once produced, this optical fiber is fabricated into fiber optic cable which serves as the backbone of the multi-billion dollar telecommunication industry.

The market demand for preforms and optical fiber has experienced rapid growth in the wireless, cable television, internet and high-speed data transmission industries. The Company's equipment, processes and managed system deployments will provide the market with the highest quality preforms used to manufacture fiber optic cable and will support significant growth worldwide.

Forward-Looking Statements

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Investor Contact:

Steve Silver / Phil Carlson

KCSA Strategic Communications

212-896-1220 / 212-896-1233

ssilver@kcsa.com / pcarlson@kcsa.com